July 14, 2005



Mail Stop 4561

VIA U.S. MAIL AND FAX 1-734-994-5202

Mr. Patrick L. Beach
President
Captec Franchise Capital Partners L.P. III
24 Frank Lloyd Wright Drive, Lobby L, 4th Floor
P.O. Box 544
Ann Arbor, Michigan 48106-0544

RE:	Captec Franchise Capital Partners L.P. III
Form 10-KSB for the year ended December 31, 2004
Form 10-QSB for the quarter ended March 31, 2005
File no. 0-28320

Dear Mr. Beach:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


Jorge Bonilla
Senior Staff Accountant